EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”), effective this 16th day of June 2010,  is entered into by and between The KEYW Corporation, a Maryland corporation with its principal place of business at 1334 Ashton Road, Suite A, Hanover, Maryland 21076 (the “Company”), and Kimberly DeChello, residing at 773 Paul Birch Drive, Crownsville, MD 21032 (the “Employee”).

WHEREAS, Company and Employee are parties to an Employment Agreement dated August 21, 2008, which both parties desire to terminate effective as of the date hereof and replace in its entirety with this Agreement.

WHEREAS, the Company became a wholly-owned subsidiary of The KEYW Holding Corporation, a Maryland corporation (“HoldCo”), as a result of a corporate reorganization effected on December 29, 2009.

WHEREAS, the Company desires to retain the Employee’s services for a specified period of time as provided herein, and the Employee desires to be employed by the Company.  As used herein, the term “KEYW” shall include the Company and all entities now or hereafter controlling, controlled by or under common control with the Company, such term to include HoldCo.

NOW THERFORE, in consideration of the mutual covenants and promises contained herein the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties agree as follows:

1.           Term of Employment.  The Company hereby agrees to employ the Employee, and the Employee hereby accepts employment with the Company, upon the terms set forth in this Agreement, for the period commencing on the first date above (the “Commencement Date”), and ending on August 3, 2012 (such period, as it may be extended, the “Employment Period”), unless sooner terminated in accordance with the provisions of Section 3.  This term of employment is not meant to imply that the Employee should seek other employment once the Employment Period has been satisfied.  It is the intention of the Company to retain all employees who wish to make a contribution to the success of the Company.  For purposes of clarity, if Executive’s employment continues after the expiration of the Employment Period, his employment shall be at will.

2.           Title; Capacity; Salary.

2.1           The Employee agrees to the title of Executive Vice President, Secretary, Chief Administrative Officer and shall perform all duties and responsibilities associated with such title, and such other duties as may, from time to time, be designated by the Board of Directors of the Company.  In exchange for such performance, HoldCo agrees to pay the Employee an initial base salary of $200,013.00 per year, subject to the approval of the Board of Directors of the Company, who may, from time to time, alter this base salary, plus other benefits currently provided to Employee including but not limited to vacation, health insurance and officers and directors liability insurance.  In addition, the Company shall reimburse the Employee for all reasonable, ordinary and necessary business, travel or entertainment expenses incurred during the Employment Period in the performance of his services hereunder in accordance with the policies of the Company as they are from time to time in effect.  Except as provided in Section 3.3, in the event of a consolidation, KEYW will continue to employ the Employee pursuant to this Agreement, and Employee shall work for KEYW in a similar capacity as before the consolidation.

2.2           Upon the occurrence of a Change of Control (as defined in Section 4.4), KEYW or its successor in interest shall pay to the Employee in immediately available funds a cash payment equal to two (2) times (the total of the Employee’s current base salary plus the greater of (the total cash bonuses paid during the last 24 months/2) or (current year’s target annual incentive opportunity)) subject to Section 4.3 regarding executing a release.

3.           Termination of Employment.  The employment of the Employee by the Company shall terminate upon the occurrence of any of the following:

3.1           By the Company without Cause (as defined below), on sixty (60) days prior written notice to the Employee;

3.2           At the election of the Company, for Cause (as defined below), immediately upon written notice by the Company to the Employee, which notice shall identify the Cause upon which the termination is based.  For the purposes of this Section 3.2, “Cause” shall mean (a) a good faith finding by the Company that (i) the Employee has failed to perform his or her reasonably assigned duties and has failed to remedy such failure within 10 days following written notice from the Company to the Employee notifying him or her of such failure, or (ii) the Employee has engaged in dishonesty, gross negligence or misconduct; (b) the conviction of the Employee of, or the entry of a pleading of guilty or nolo contendere by the Employee to any crime involving any felony; (c) the Employee has breached fiduciary duties owed to KEYW or has materially breached the terms of this Agreement or any other agreement between the Employee and KEYW; or (d) the failure of the Employee to maintain his or her security clearance if such clearance is necessary to perform the duties assigned hereunder;

3.3           At the election of the Employee, on sixty (60) days prior written notice to the Company or immediately upon written notice to the Company in the event the Company fails to remedy any material breach of this Agreement within ten (10) days following written notice from the Employee to the Company notifying it of such breach;

3.4           Upon the death or disability of the Employee.  As used in this Agreement, the term “disability” shall mean the inability of the Employee, due to a physical or mental disability, for a period of 90 days, whether or not consecutive, during any 360-day period to perform the services contemplated under this Agreement.  A determination of disability shall be made by a physician satisfactory to both the Employee and the Company, provided that if the Employee and the Company do not agree on a physician, the Employee and the Company shall each select a physician and these two together shall select a third physician, whose determination as to disability shall be binding on all parties; or

3.5           Upon the mutual written agreement of the Employee and the Company to terminate Employee’s employment.

4.           Effect of Termination.

4.1           At-Will Employment.  If the Employment Period expires pursuant to Section 1 hereof, then, unless KEYW notifies the Employee to the contrary, the Employee shall continue his or her employment on an at-will basis following the expiration of the Employment Period.  Such at-will employment relationship may be terminated by either party at any time and shall not be governed by any of the terms of this Agreement, except that Sections 5 and 6 herein shall survive termination and shall be binding on and enforceable against the Employee during and after the term of any at-will employment as described in said Sections.

4.2           Termination for Cause, Upon Mutual Election or at the Election of the Employee, or at Death.  In the event that Employee’s employment is terminated for Cause, upon Employee’s death, or upon mutual election by Employee and the Company, KEYW shall have no further obligations under this Agreement other than to pay to Employee salary and accrued vacation through the last day of Employee’s actual employment by the Company.

4.3           Voluntary Termination by the Company, or for Disability.  In the event the Employee’s employment is terminated solely by the Company without Cause, or due to the Employee’s disability, the Company shall pay to the Employee the compensation and benefits otherwise payable to him or her through the last day of his or her actual employment by the Company or through the remainder of his Employment Period, whichever is greater, and such other payments as expressly provided herein or in any written policy of the Company.  Notwithstanding the foregoing, the Company shall not be required to make payments under this Section 4.3 if the Employee has breached any of the provisions of Sections 5 or 6, inclusive of all subsections.  Further, subject to any overriding laws, the Company shall not be required to provide health care, dental, disability or life insurance benefits otherwise receivable by Employee if Employee is actually covered or becomes covered by an equivalent benefit (at the same or lesser cost to Employee, if any) from another source.  Any such benefit made available to Employee shall be reported to the Company.  In consideration of the salary continuation severance payments described above, to which severance payments Employee would not otherwise be entitled, and as a precondition to Employee becoming entitled to such severance payment under this Agreement, Employee agrees to execute and deliver to the Company within twenty-one (21) days after his date of termination a waiver and release agreement in a standard form acceptable to the Company, which form will be provided to Employee by Company within three days of his date of termination (the “Release”, attached hereto as Schedule A).  If Employee fails to execute and deliver the Release within twenty-one (21) days after the applicable date of termination, or if Employee revokes such Release as provided therein, the Company shall have no obligation to provide the severance payment described above.  In any case in which the Release (and the expiration of any revocation rights provided therein) could only become effective in a particular tax year of Employee, any payment(s) conditioned on execution of the release shall be made within ten (10) days after the Release becomes effective and such revocation rights have lapsed.  In any case in which the Release (and the expiration of any revocation rights provided therein) could become effective in one of two (2) taxable years of Employee depending on when Employee executes and delivers the Release, any payment conditioned on execution of the Release shall be made within ten (10) days after the Release becomes effective and such revocation rights have lapsed, but not earlier than the first business day of the later of such tax years.

4.4           Termination On or Following a Change of Control.  Employee will be entitled to receive compensation and severance benefits through the remainder of the Employment period or for twelve (12) months, whichever is greater, if employment is terminated within one (1) year following the Change of Control (as defined below).  This qualifying termination is if the Company terminates the employee without cause or at-will by the employee for Good Reason (as defined below).  The Employee will continue to have health care, dental, disability or life insurance benefits for three years following the Change of Control.  Further, subject to any overriding laws, the Company shall not be required to provide health care, dental, disability or life insurance benefits otherwise receivable by Employee if Employee is actually covered or becomes covered by an equivalent benefit (at the same or lesser cost to Employee, if any) from another source.  Any such benefit made available to Employee shall be reported to the Company.  Stock options will remain exercisable for a period of one (1) year following termination (unless such options have terminated or been cashed out in connection with the Change of Control), and any outstanding equity awards shall vest immediately upon the Change of Control.

(a)           In the event that it is determined that any payment or distribution of any type to or for the benefit of the Employee made by the Company, by any of its affiliates, by any person who acquires ownership or effective control or ownership of a substantial portion of the Company’s assets (within the meaning of section 280G of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (the “Code”)) or by any affiliate of such person, whether paid or payable or distributed or distributable pursuant to the terms of an employment agreement or otherwise (the “Total Payments”), such that the Total Payments would be subject to the excise tax imposed by section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest or penalties, are collectively referred to as the “Excise Tax”) then (i) if the Total Payments exceed the safe harbor threshold by less than 10%, the payments will be reduced to the safe harbor amount or (ii) if the Total Payments exceed the safe harbor threshold by more than 10%, then Employee shall be entitled to receive an additional payment (an “Excise Tax Restoration Payment”) in an amount that shall fund the payment by Employee of any Excise Tax on the Total Payments as well as all income taxes imposed on the Excise Tax Restoration Payment, any Excise Tax imposed on the Excise Tax Restoration Payment and any interest or penalties imposed with respect to taxes on the Excise Tax Restoration or any Excise Tax.

(b)           For the purposes of this Section 4.4, “Change of Control” means the occurrence of any of (i) an acquisition after the date hereof by an individual or legal entity or “group” (as described in Rule 13d-5(b)(1) promulgated under the Securities Exchange Act of 1934, as amended) of in excess of 50% of the voting securities of KEYW or HoldCo, (ii) the dissolution or liquidation of KEYW or HoldCo or a merger, consolidation, or reorganization of KEYW or HoldCo with one or more other entities in which neither KEYW nor HoldCo is the surviving entity, unless the holders of KEYW or HoldCo’s voting securities immediately prior to such transaction continue to hold at least 51% of such securities following such transaction, (iii) the consolidation or sale of all or substantially all of the assets of KEYW and/or HoldCo in one or a series of related transactions or (iv) the “completion” or closing by KEYW or HoldCo of an agreement to which KEYW or HoldCo is a party or by which it is bound, providing for any of the events set forth above in clauses (i), (ii) or (iii).

(c)           For purposes of this Section 4.4, Good Reason means, unless otherwise agreed to in writing by Employee, (i) a reduction in Employee’s base salary; (ii) a material diminution in Employee’s title, authority, responsibilities or duties, other than in connection with future reorganizations and restructurings; (iii) a relocation of Employee’s primary place of employment to a location more than ten (10) miles further from Employee’s primary residence than the current location of the Company’s offices; or (iv) any other material breach of the terms of this Agreement or any other agreement which is not cured within ten (10) days after Employee’s delivery of a written notice of such breach to the Company.  In order to invoke a termination for Good Reason, Employee must deliver a written notice of such breach to the Company within sixty (60) days of the occurrence of the breach, and the Company shall have thirty (30) days to cure the breach.  In order to terminate her employment, if at all, for Good Reason, Employee must terminate employment within thirty (30) days of the end of the cure period if the breach has not been cured.

4.5           Survival.  The provisions of Sections 5 and 6 shall survive the termination of this Agreement.

5.           Non-Competition and Non-Solicitation.

5.1           Restricted Activities During Employment.  During the period of Employee’s employment with KEYW, Employee shall not, directly or indirectly, on his or her own behalf or as an individual proprietor, partner, stockholder, owner, officer, employee, director, consultant, agent, joint venturer, investor, lender, or in any other capacity whatsoever (other than as the holder of not more than one percent (1%) of the total outstanding stock of a publicly-held company), do any of the following:

(a)           Offer to provide or provide to any Customer products or services which compete with the products and services offered by KEYW;

(b)           Interfere with or disrupt, or attempt to interfere with or disrupt, the relationship of KEYW with any Customer, vendor, supplier, prime contractor, subcontractor or partner;

(c)           Solicit, offer to hire or hire any employee, consultant, contractor or agent of KEYW, or otherwise induce any of the foregoing persons to discontinue their employment or business relationship with KEYW; or

(d)           Solicit or divert, or attempt to solicit or divert, the business or patronage (with respect to products or services of the kind or type developed, produced, marketed, furnished or sold by KEYW) of any Customer or Prospective Customer of KEYW.

For purposes of this Section 5.1, the term “Customer” shall mean any person, firm, organization, entity, government or governmental division, department or agency to which KEYW provided products or services at any time during the Employee’s employment, including the Employee’s employment prior to any acquisition by KEYW.

For purposes of this Section 5.1, the term “Prospective Customer” shall mean any person, firm, organization, entity, government or governmental division, department or agency which has an outstanding bid or proposal from KEYW, or which was contacted by an employee of KEYW concerning products or services offered by KEYW during the six (6) months preceding termination of the Employee’s employment for purposes of soliciting business.

5.2           Restricted Activities After Termination of Employment. During the one-year period following Employee’s expiration or termination of employment with KEYW, Employee shall not, directly or indirectly, on his or her own behalf or as an individual proprietor, partner, stockholder, owner, officer, employee, director, consultant, agent, joint venturer, investor, lender, or in any other capacity whatsoever (other than as the holder of not more than one percent (1%) of the total outstanding stock of a publicly-held company) solicit, offer to hire or hire any current or former employee, consultant, contractor or agent of KEYW or otherwise induce any of the foregoing persons to discontinue their employment or business relationship with KEYW.

5.3           External Employment. During the period of Employee’s employment with KEYW, Employee shall be prohibited from engaging in external employment without express permission from KEYW.  By way of example, and not limitation, such external employment shall include self-employment, consulting, and engagement by firms conducting business unrelated to the business of KEYW.

5.4           Interpretation. If any restriction set forth in this Section 5 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

6.           Proprietary Information and Developments.

6.1           Proprietary Information.

(a)           The Employee agrees that all information, whether or not in writing, of a private, secret or confidential nature concerning KEYW’s business, business relationships or financial affairs (collectively, “Proprietary Information”) is and shall be the exclusive property of KEYW.  By way of illustration, but not limitation, Proprietary Information may include inventions, products, processes, methods, techniques, formulas, compositions, compounds, projects, developments, plans, research data, clinical data, financial data, personnel data, hardware, software and related designs, product costs, specifications and pricing, bid practices and procedures, contract costs and pricing, the terms and conditions of any joint venture, strategic partnership and other contractual arrangements, customer and supplier lists, and contacts at or knowledge of customers or prospective customers of KEYW.  The Employee will not disclose any Proprietary Information to any person or entity other than employees of KEYW or use the same for any purposes (other than in the performance of his or her duties as an employee of KEYW) without written approval by an officer of the Company, either during or after his or her employment with the Company, unless and until such Proprietary Information has become public knowledge without fault by the Employee.

(b)           The Employee agrees that all files, letters, memoranda, reports, records, data, sketches, drawings, laboratory notebooks, program listings, or other written, photographic, or other tangible material containing Proprietary Information, whether created by the Employee or others, which shall come into his or her custody or possession, shall be and are the exclusive property of KEYW to be used by the Employee only in the performance of his or her duties for KEYW.  All such materials or copies thereof and all tangible property of KEYW in the custody or possession of the Employee shall be delivered to the Company, upon the earlier of (i) a request by KEYW or (ii) termination of his or her employment.  After such delivery, the Employee shall not retain any such materials or copies thereof or any such tangible property.

(c)           The Employee agrees that his or her obligation not to disclose or to use information and materials of the types set forth in paragraphs (a) and (b) above, and his or her obligation to return materials and tangible property, set forth in paragraph (b) above, also extends to such types of information, materials and tangible property of customers of KEYW or suppliers to KEYW or other third parties who may have disclosed or entrusted the same to KEYW or to the Employee.

6.2           Developments.

(a)           The Employee will make full and prompt disclosure to the Company of all inventions, improvements, discoveries, methods, processes, developments, software, and works of authorship, whether copyrightable, patentable or not, which are created, made, conceived or reduced to practice by him or her or under his or her direction or jointly with others during his or her employment by KEYW, whether or not during normal working hours or on the premises of KEYW (all of which are collectively referred to in this Agreement as “Developments”).

(b)           To the extent that any Developments do not qualify as works made for hire, the Employee hereby irrevocably assigns to the Company (or any Affiliate, person or entity designated by the Company) all his or her right, title and interest in and to all Developments and all related patents, patent applications, copyrights and copyright applications, trade secrets, trademarks and all other proprietary rights now or hereafter existing therein.  However, this paragraph (b) shall not apply to Developments which do not relate to the present or planned business or research and development of KEYW and which are made and conceived by the Employee outside the scope of his or her employment, not during normal working hours, not on KEYW’s premises and not using KEYW’s tools, devices, equipment or Proprietary Information.  The Employee understands that, to the extent this Agreement shall be construed in accordance with the laws of any state which precludes a requirement in an employee agreement to assign certain classes of inventions made by an employee, this paragraph (b) shall be interpreted not to apply to any invention which a court rules and/or the Company agrees falls within such classes.  The Employee also hereby waives all claims to moral rights in any Developments.

(c)           The Employee agrees to cooperate fully with KEYW, both during and after his or her employment, with respect to the procurement, maintenance and enforcement of copyrights, patents and other intellectual property rights (both in the United States and foreign countries) relating to Developments.  The Employee shall sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignments of priority rights, and powers of attorney, which KEYW may deem necessary or desirable in order to protect its rights and interests in any Development.  The Employee further agrees that if KEYW is unable, after reasonable effort, to secure the signature of the Employee on any such papers, any executive officer of the Company shall be entitled to execute any such papers as the agent and the attorney-in-fact of the Employee, and the Employee hereby irrevocably designates and appoints each executive officer of the Company as his or her agent and attorney-in-fact to execute any such papers on his or her behalf, and to take any and all actions as KEYW may deem necessary or desirable in order to protect its rights and interests in any Development, under the conditions described in this sentence.

6.3           United States Government Obligations.  The Employee acknowledges that KEYW from time to time may have agreements with other parties or with the United States Government, or agencies thereof, which impose obligations or restrictions on KEYW regarding inventions made during the course of work under such agreements or regarding the confidential nature of such work.  The Employee agrees to be bound by all such obligations and restrictions which are made known to the Employee and to take all appropriate action necessary to discharge the obligations of KEYW under such agreements.

7.           Other Agreements.  The Employee represents that there are no contracts to assign inventions between any person or entity and the Employee.  The Employee further represents that (a) the Employee is not obligated under any consulting, employment or other agreement which would affect KEYW’s rights under this Agreement, (b) there is no action, investigation or proceeding, pending or threatened, or any basis therefore known to him involving the Employee’s prior employment or any consultancy or the use of any information or techniques alleged to be proprietary to any former employer, and (c) the performance of the Employee’s duties as an employee of the Company will not breach or constitute a default under any agreement to which the Employee is bound, including, without limitation, any agreement limiting the use or disclosure of proprietary information during the Employee’s employment by the Company.  The Employee will not, in connection with the Employee’s employment by the Company, use or disclose to the Company any confidential, trade secret or other proprietary information of any previous employer or other person to which the Employee is not lawfully entitled.  Any agreement to which the Employee is a party with any prior employer or relating to nondisclosure, non-competition or non-solicitation of employees, customers, prospective customers, vendors or other parties is listed on Exhibit A attached hereto.

8.           Section 409A.  To the extent Employee would be subject to the additional 20% tax imposed on certain deferred compensation arrangements pursuant to Section 409A of the Code as a result of any provision of this Agreement, such provision shall be deemed amended to the minimum extent necessary to avoid application of such tax and preserve to the maximum extent possible the original intent and economic benefit to the Employee and the Company, and the parties shall promptly execute any amendment reasonably necessary to implement this Section 8.

8.1           For purposes of Section 409A, Employee’s right to receive installment payments pursuant to this Agreement including, without limitation, each severance payment and COBRA continuation reimbursement shall be treated as a right to receive a series of separate and distinct payments.

8.2           Employee will be deemed to have a date of termination for purposes of determining the timing of any payments or benefits hereunder that are classified as deferred compensation only upon a “separation from service” within the meaning of Code Section 409A.

8.3           Notwithstanding any other provision of this Agreement to the contrary, if at the time of Employee’s separation from service, (i) Employee is a specified employee (within the meaning of Section 409A and using the identification methodology selected by the Company from time to time), and (ii) the Company makes a good faith determination that an amount payable on account of such separation from service to Employee constitutes deferred compensation (within the meaning of Section 409A) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A in order to avoid taxes or penalties under Section 409A (the “Delay Period”), then the Company will not pay such amount on the otherwise scheduled payment date but will instead pay it in a lump sum on the first business day after such six-month period (or upon Employee’s death, if earlier), together with interest for the period of delay, compounded annually, equal to the applicable Federal rate for short-term instruments) in effect as of the dates the payments should otherwise have been provided.  To the extent that any benefits to be provided during the Delay Period is considered deferred compensation under Code Section 409A provided on account of a “separation from service”, and such benefits are not otherwise exempt from Code Section 409A, Employee shall pay the cost of such benefit during the Delay Period, and the Company shall reimburse Employee, to the extent that such costs would otherwise have been paid by the Company or to the extent that such benefits would otherwise have been provided by the Company at no cost to Employee, the Company’s share of the cost of such benefits upon expiration of the Delay Period, and any remaining benefits shall be reimbursed or provided by the Company in accordance with the procedures specified herein.

8.4           (A) Any amount that Employee is entitled to be reimbursed under this Agreement will be reimbursed to Employee as promptly as practical and in any event not later than the last day of the calendar year after the calendar year in which expenses are incurred, (B) any right to reimbursement or in kind benefits will not be subject to liquidation or exchange for another benefit, and (C) the amount of the expenses eligible for reimbursement during any taxable year will not affect the amount of expenses eligible for reimbursements in any other taxable year.

8.5           Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

9.           Miscellaneous.

9.1           Equitable Remedies.  The restrictions contained in this Section 5 and 6 are necessary for the protection of the business and goodwill of KEYW and are considered by the Employee to be reasonable for such purpose.  The Employee agrees that any breach of Section 5 and 6 is likely to cause KEYW substantial and irreparable harm for which there is no adequate remedy at law and therefore, in the event of any such breach, the Employee agrees that KEYW, in addition to such other remedies which may be available, shall be entitled to specific performance and other injunctive relief without the need to post a bond.  The Company shall be entitled to recover its reasonable attorney’s fees in the event that it prevails in such action.

9.2           Notices.  Any notices delivered under this Agreement shall be deemed duly delivered four business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent for next-business day delivery via a reputable nationwide overnight courier service, in each case to the address of the recipient set forth in the introductory paragraph hereto.  Either party may change the address to which notices are to be delivered by giving notice of such change to the other party in the manner set forth in this Section 9.2.

9.3           Pronouns.  Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.

9.4           Entire Agreement.  This Agreement constitutes the entire agreement between the parties and cancels and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement, including the Employment Agreement dated August 21, 2008.

9.5           Amendment.  This Agreement may be amended or modified only by a written instrument executed by both KEYW and the Employee.

9.6           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland.  Any action, suit or other legal matter arising under or relating to any provision of this Agreement shall be commenced only in a court of the State of Maryland (or, if appropriate, a federal court located within Maryland), and the Company and the Employee each consents to the jurisdiction of such a court.  THE COMPANY AND THE EMPLOYEE EACH HEREBY IRREVOCABLY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION, SUIT OR OTHER LEGAL PROCEEDING ARISING UNDER OR RELATING TO ANY PROVISION OF THIS AGREEMENT.

9.7           Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of both parties and their respective heirs, legal representatives, successors and permitted assigns.  The Company may assign this Agreement to any Affiliate or to any business or entity with which or into which the Company may be merged or which may succeed to its assets or business.  The obligations of the Employee are personal and may not be assigned by him or her.

9.8           Waivers.  No delay or omission by KEYW in exercising any right under this Agreement shall operate as a waiver of that or any other right.  A waiver or consent given by KEYW on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

9.9           Captions.  The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

9.10         Severability.  In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

9.11         Counterparts.  This Agreement may be executed in two or more counterparts, each and all of which shall be deemed an original and all of which together shall constitute but the same instrument.

THE EMPLOYEE ACKNOWLEDGES THAT HE/SHE HAS CAREFULLY READ THIS AGREEMENT AND UNDERSTANDS AND AGREES TO ALL OF THE PROVISIONS IN THIS AGREEMENT.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

The KEYW Corporation:

By:	/s/ Leonard E. Moodispaw
Title: President and CEO
Leonard E. Moodispaw

EMPLOYEE:

/s/ Kimberly J. DeChello
Printed Name of Employee
Kimberly J. DeChello

SCHEDULE A

Release

WAIVER AND RELEASE AGREEMENT

THIS WAIVER AND RELEASE AGREEMENT (this “Release”) is entered into as of [______________] (the “Effective Date”), by _______________________ (“Executive”) in consideration of severance pay (the “Severance Payment”) provided to Executive by ________________________, a Maryland corporation (the “Company”), pursuant to Section _____________ of the Employment Agreement by and between the Company and Executive (the “Employment Agreement”).

1.           Waiver and Release.  Subject to the last sentence of the first paragraph of this Section 1, Executive, on his own behalf and on behalf of his heirs, executors, administrators, attorneys and assigns, hereby unconditionally and irrevocably releases, waives and forever discharges the Company and each of its affiliates, parents, successors, predecessors, and the subsidiaries, directors, owners, members, shareholders, officers, agents, and employees of the Company and its affiliates, parents, successors, predecessors, and subsidiaries (collectively, all of the foregoing are referred to as the “Employer”), from any and all causes of action, claims and damages, including attorneys’ fees, whether known or unknown, foreseen or unforeseen, presently asserted or otherwise arising through the date of his signing of this Release, concerning his employment or separation from employment.  Subject to the last sentence of the first paragraph of this Section 1, this Release includes, but is not limited to, any payments, benefits or damages arising under any federal law (including, but not limited to, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Employee Retirement Income Security Act of 1974, the Americans with Disabilities Act, Executive Order 11246, the Family and Medical Leave Act, and the Worker Adjustment and Retraining Notification Act, each as amended); any claim arising under any state or local laws, ordinances or regulations (including, but not limited to, any state or local laws, ordinances or regulations requiring that advance notice be given of certain workforce reductions); and any claim arising under any common law principle or public policy, including, but not limited to, all suits in tort or contract, such as wrongful termination, defamation, emotional distress, invasion of privacy or loss of consortium.  Notwithstanding any other provision of this Release to the contrary, this Release does not encompass, and Executive does not release, waive or discharge, the obligations of the Company (a) to make the payments and provide the other benefits contemplated by the Employment Agreement, or (b) under any restricted stock agreement, option agreement or other agreement pertaining to Executive’s equity ownership, or (c) under any indemnification or similar agreement with Executive.

Executive understands that by signing this Release, he is not waiving any claims or administrative charges which cannot be waived by law.  He is waiving, however, any right to monetary recovery or individual relief should any federal, state or local agency (including the Equal Employment Opportunity Commission) pursue any claim on his behalf arising out of or related to his employment with and/or separation from employment with the Company.

Executive further agrees without any reservation whatsoever, never to sue the Employer or become a party to a lawsuit on the basis of any and all claims of any type lawfully and validly released in this Release.

2.           Acknowledgments.  Executive is signing this Release knowingly and voluntarily.  He acknowledges that:

(a)	He is hereby advised in writing to consult an attorney before signing this Release Agreement;

(b)
He has relied solely on his own judgment and/or that of his attorney regarding the consideration for and the terms of this Release and is signing this Release Agreement knowingly and voluntarily of his own free will;

(c)	He is not entitled to the Severance Payment unless he agrees to and honors the terms of this Release;

(d)	He has been given at least twenty-one (21) calendar days to consider this Release, or he or she expressly waives his right to have at least twenty-one (21) days to consider this Release;

(e)
He may revoke this Release within seven (7) calendar days after signing it by submitting a written notice of revocation to the Employer.  He further understands that this Release is not effective or enforceable until after the seven (7) day period of revocation has expired without revocation, and that if he or she revokes this Release within the seven (7) day revocation period, he will not receive the Severance Payment;

(f)
He has read and understands the Release and further understands that, subject to the limitations contained herein, it includes a general release of any and all known and unknown, foreseen or unforeseen claims presently asserted or otherwise arising through the date of his signing of this Release that he may have against the Employer; and

(g)	No statements made or conduct by the Employer has in any way coerced or unduly influenced him or her to execute this Release.

3.           No Admission of Liability.  This Release does not constitute an admission of liability or wrongdoing on the part of the Employer, the Employer does not admit there has been any wrongdoing whatsoever against the Executive, and the Employer expressly denies that any wrongdoing has occurred.

4.           Entire Agreement.  There are no other agreements of any nature between the Employer and Executive with respect to the matters discussed in this Release Agreement, except as expressly stated herein, and in signing this Release, Executive is not relying on any agreements or representations, except those expressly contained in this Release.

5.           Execution.  It is not necessary that the Employer sign this Release following Executive’s full and complete execution of it for it to become fully effective and enforceable.

6.           Severability.  If any provision of this Release is found, held or deemed by a court of competent jurisdiction to be void, unlawful or unenforceable under any applicable statute or controlling law, the remainder of this Release shall continue in full force and effect.

7.           Governing Law.  This Release shall be governed by the laws of the State of Maryland, excluding the choice of law rules thereof.

8.           Headings.  Section and subsection headings contained in this Release are inserted for the convenience of reference only.  Section and subsection headings shall not be deemed to be a part of this Release for any purpose, and they shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.

IN WITNESS WHEREOF, the undersigned has duly executed this Agreement as of the day and year first herein above written.

EXECUTIVE: